Exhibit 21.1
                                                            SUBSIDIARIES 4/15/99

CHADMOORE WIRELESS GROUP, INC.

Chadmoore Communications, Inc.
CMRS Systems, Inc.
Chadmoore Construction Services, Inc.
PTT Beacon Hill, Inc.
PTT of Nevada, Inc.
PTT Tanner, Inc.


CHADMOORE COMMUNICATIONS, INC.

Chadmoore Communications of Tennessee, Inc.
PTT Burton, Inc.
PTT Maple, Inc.
PTT Tristin, Inc.
PTT Communications  of Austin,  LLC
PTT Communications  of Ft. Wayne,  LLC
PTT Communications of Huntsville,  LLC
PTT Communications of Jacksonville,  LLC
PTT Communications  of  Richmond,   LLC
PTT Communications  of  Roanoke,  LLC
PTT Communications of Virginia Beach, LLC
PTT Communications of Baton Rouge, LLC


CMRS SYSTEMS, INC.

800 SMR Network, Inc.
PTT Artina, Inc.
PTT Chaco, Inc.
PTT Franklin, Inc.
PTT Roseland, Inc.
PTT Communications of Baton Rouge, LLC
PTT Communications of Bay City, LLC
PTT Communications of Lake Charles, LLC
PTT Communications of Rockford, LLC